punctuation">

Exhibit 10.2

FIRST AMENDMENT

FIRST AMENDMENT, dated as of October 28, 2005 (this “First Amendment”), to the Credit Agreement, dated as of February 11, 2005 (the “Credit Agreement”), among PQ Corporation, a Delaware corporation (the “Borrower”), Niagara Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders party hereto from time to time, UBS AG, Stamford Branch, as administrative agent (in such capacity, the “Administrative Agent”), JPMorgan Chase Bank, N.A., as syndication agent, Credit Suisse First Boston, acting through its Cayman Islands branch and General Electric Capital Corporation, as co-documentation agents, and J.P. Morgan Securities Inc. and UBS Securities LLC, as joint lead arrangers and joint book runners.

W I T N E S S E T H:

WHEREAS, Holdings and the Borrower have requested the amendments to the Credit Agreement described herein, and the parties hereto are willing to agree to such amendments upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1.           Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

SECTION 2.           Amendments to Section 1.1 (Definitions)

(a)  The following definitions shall be added to Section 1.01 of the Credit Agreement in alphabetical order:

“First Amendment” shall mean the First Amendment to this Agreement, dated as of October 28, 2005.

“First Amendment Effective Date” shall mean the date on which the conditions precedent set forth in Section 5 of the First Amendment shall have been satisfied, which date is November 17, 2005.

“Holdings Notes” shall mean the notes in the initial aggregate principal amount of $25 million issued by Holdings to certain investors.

(b)           The definitions of “Applicable Margin” of “Interest Expense” in Section 1.1 of the Credit Agreement are hereby replaced with the following:

“Applicable Margin”: (i) with respect to any Revolving Facility Loan, a per annum rate determined pursuant to the Pricing Grid, and (ii) with respect to any Term Loan, the applicable rate per annum set forth below:

Level	Index Debt Rating	Eurocurrency Loans	Base Rate Loans
I	> B+/B1	2.00%	1.25%
II	< B+/B1	2.25%	1.50%

For purposes of the foregoing table, (i) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Levels, the Applicable Rate shall be based on the lower of the two ratings (i.e., the higher Level number); and (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective on the date that is three Business Days after the date on which the Administrative Agent has received notice of such change.  The Borrower hereby agrees to give the Administrative Agent notice of any such change within three Business Days after the effectiveness thereof.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders under the Term Facility shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.  “Index Debt” shall mean the senior, secured, long-term indebtedness for borrowed money of the Borrower.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) in the case of the Borrower, any dividends or distributions made to Holdings for the purpose of paying interest expense on Indebtedness of Holdings, (b) capitalized interest of such person and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than the Borrower or a Subsidiary Loan Party. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements.

SECTION 3.           Amendments to Section 2.11 (Prepayment of Loans).  Section 2.11(a) of the Credit Agreement is hereby amended as follows:

(a) by adding “and except as provided below” at the end of the parenthetical; and

(b) by adding the following sentence at the end thereof:

“All voluntary prepayments of Term Borrowings effected on or prior to the first anniversary of the First Amendment Effective Date with the proceeds of a substantially concurrent issuance or incurrence of new term loans under this Agreement having terms and conditions substantially the same as those of the Term Loans shall be accompanied by a prepayment fee equal to 1.00% of the aggregate amount of such prepayments if the Applicable Margin (or similar interest rate spread) applicable to such new term loans is or, upon the satisfaction of certain conditions, could be less than the Applicable Margin applicable to the Term Loans immediately prior to such First Amendment Effective Date (as determined by comparing the Applicable Margin in respect of the Term Loans immediately prior to such First Amendment

Effective Date to the Applicable Margin (or similar interest spread) in respect of such new term loans, with such comparison including, in each case, the applicable grid and related definitions).”

SECTION 4.           Amendments to Section 6.06 (Dividends and Distributions).  Section 6.06 of the Credit Agreement is hereby amended by adding new paragraphs (f) and (g) to the end thereof as follows:

“(f)  within 30 days after the First Amendment Effective Date, the Borrower may pay dividends to Holdings in order to enable Holdings to pay dividends to its equity holders in an aggregate amount not to exceed the sum of $30 million from cash on hand, $25 million from proceeds of Revolving Facility Loans and $30 million from proceeds of Incremental Extensions of Credit; and

(g)  the Borrower may pay dividends in order to enable Holdings to pay interest expense on the Holdings Notes in an aggregate amount not to exceed $4 million per annum so long as at the time of such dividend and after giving effect thereto, no Default or Event of Default has occurred and is continuing (it being understood that any such payments shall be deducted when calculating the amount available for the Borrower to make payments pursuant to the basket set forth in paragraph (e) above).”

SECTION 5.           Conditions to Effectiveness.  This First Amendment shall become effective as of the date set forth above (the “First Amendment Effective Date”) upon the satisfaction of the following conditions precedent:

(a)           First Amendment.  The Administrative Agent shall have received (i) this First Amendment, executed and delivered by the Administrative Agent, Holdings and the Borrower, and (ii) consent letters from Lenders sufficient to authorize the amendments to the Credit Agreement effected by this First Amendment.

(b)           Fees.  The Administrative Agent shall have received evidence reasonably satisfactory to it that all fees and other amounts due and payable to the Administrative Agent or the Lenders on or prior to the First Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

SECTION 6.           Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and the Lenders that as of the First Amendment Effective Date, after giving effect to this First Amendment, no Default or Event of Default has occurred and is continuing and the representations and warranties made by the Borrower in or pursuant to the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the First Amendment Effective Date as if made on such date (except to the extent that any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date).

SECTION 7.           Continuing Effect of the Credit Agreement. This First Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect in accordance with its terms.  This First Amendment shall constitute a Loan Document.

SECTION 8.           Counterparts. This First Amendment may be executed by one or more of the parties to this First Amendment on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 9.         GOVERNING LAW.  THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

NIAGARA HOLDINGS, INC.

By:	/s/ James P. Cox
	Name:	James P. Cox
	Title:	Treasurer

PQ CORPORATION

By:	/s/ James P. Cox
	Name:	James P. Cox
	Title:	Vice President and Chief Financial Officer

UBS LOAN FINANCE LLC,
as Administrative Agent

By:	/s/ Saldoz Sikka
	Name:	Saldoz Sikka
	Title:	Associate Director
Banking Products
Services, US

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director
Banking Products
Services, US

EXHIBIT A

LENDER CONSENT LETTER

PQ CORPORATION

CREDIT AGREEMENT

To:          UBS AG, Stamford Branch

677 Washington Blvd.

Stamford, CT 06901

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of February 11, 2005 (the “Credit Agreement”), among PQ Corporation, a Delaware corporation (the “Borrower”), Niagara Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders party hereto from time to time, UBS AG, Stamford Branch, as administrative agent (in such capacity, the “Administrative Agent”), JPMorgan Chase Bank, N.A., as syndication agent, Credit Suisse First Boston, acting through its Cayman Islands branch and General Electric Capital Corporation, as co-documentation agents, and J.P. Morgan Securities Inc. and UBS Securities LLC, as joint lead arrangers and joint book runners.  Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement are used herein as therein defined.

Holdings and the Borrower have requested that the Lenders consent to amend the Credit Agreement on the terms and conditions described in the First Amendment to the Credit Agreement, to which a form of this Lender Consent Letter is attached as Exhibit A.

Pursuant to Section 9.08 of the Credit Agreement, the undersigned Lender hereby agrees to all of the terms and conditions of such First Amendment.

Very truly yours,

(NAME OF LENDER)

By:
Name:
Title:

Dated as of October 28, 2005